EXHIBIT 10.3

QLOGIC CORPORATION
2005 PERFORMANCE INCENTIVE PLAN
TERMS AND CONDITIONS OF PERFORMANCE SHARES

1.	General.

Subject to these Terms and Conditions of Performance Shares (these “Terms”) and the QLogic Corporation 2005 Performance Incentive Plan (including any applicable sub-plan, the “Plan”), QLogic Corporation (including its Subsidiaries, the “Corporation”) has granted to the Grantee (as defined below) a credit of performance shares under the Plan (the “Performance Share Award” or “Award”) with respect to the number of performance shares provided in the Notice of Grant Agreement (“Grant Notice”) corresponding to that particular Award grant (subject to adjustment as provided in Section 7.1 of the Plan and to adjustment based on the level of achievement under, and as specified in, the Performance Objectives) (the “Performance Shares”). As used herein, the term “performance shares” means a non-voting unit of measurement which is deemed for bookkeeping purposes to be equivalent to one outstanding share of the Corporation’s Common Stock (subject to adjustment as provided in Section 7.1 of the Plan) solely for purposes of the Plan and these Terms.  The recipient of the Award identified in the Grant Notice is referred to as the “Grantee.”  The effective date of grant of the Award as set forth on the Grants tab on the UBS One Source website (www.ubs.com/onesource/qlgc) is referred to as the “Award Date.”  Capitalized terms are defined in the Plan if not defined herein.  The Award has been granted to the Grantee in addition to, and not in lieu of, any other form of compensation otherwise payable or to be paid to the Grantee.  The Performance Shares shall be used solely as a device for the determination of the payment to eventually be made to the Grantee if such Performance Shares vest pursuant to Section 2.  The Performance Shares shall not be treated as property or as a trust fund of any kind.

The Grant Notice and these Terms are collectively referred to as the “Performance Share Award Agreement” applicable to the Performance Shares, or this “Performance Share Award Agreement.”

2.	Vesting.

Subject to adjustment under Section 7.1 of the Plan and further subject to early termination under Section 6 of these Terms, the Award shall vest and become non-forfeitable as follows: (i) no portion of the Performance Share Award shall be earned or vest until the Compensation Committee of the Board of Directors (“Compensation Committee”) has approved a calculation of the level of achievement for each of the performance objectives (the “Performance Objectives”) for the applicable period (s), (ii) once the Compensation Committee has approved the level of achievement under each of the Performance Objectives, the Compensation Committee shall approve the related number of Performance Shares earned by the Grantee based on that level of achievement, and (iii) [Remaining Vesting terms to be determined at time of grant as set forth in Exhibit A].  The Performance Objectives approved by the Compensation Committee and the weighting assigned to each objective are set forth in Exhibit A to these Terms.

3.	Continuance of Employment/Service Required; No Employment/Service Commitment.

The vesting schedule requires continued employment or service through each applicable vesting date as a condition to the vesting of the applicable installment of the Award and the rights and benefits under this Performance Share Award Agreement.  Employment or service for only a portion of the vesting period, even if a substantial portion, will not entitle the Grantee to any proportionate vesting or avoid or

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mitigate a termination of rights and benefits upon or following a termination of employment or services as provided in Section 6 below or under the Plan.

Nothing contained in this Performance Share Award Agreement or the Plan constitutes a continued employment or service commitment by the Corporation, affects the Grantee’s status, if he or she is an employee, as an employee at will who is subject to termination without cause, confers upon the Grantee any right to remain employed by or in service to the Corporation, interferes in any way with the right of the Corporation at any time to terminate such employment or service, or affects the right of the Corporation to increase or decrease the Grantee’s other compensation. In jurisdictions that do not recognize an at will employment relationship, the prior sentence is subject to Grantee’s contract of employment and applicable law.

4.	No Stockholder Rights.

The Grantee shall have no rights as a stockholder of the Corporation, no dividend rights  and no voting rights with respect to the Performance Shares and any shares of Common Stock underlying or issuable in respect of such Performance Shares until such shares of Common Stock are actually issued to and held of record by the Grantee.  No adjustments will be made for dividends or other rights of a holder for which the record date is prior to the date of issuance of the stock certificate.

5.	Delivery of Vested Performance Shares; Tax Withholding.

5.1Delivery of Vested Performance Shares.

On or as soon as administratively practical following each vesting of the applicable portion of the Award pursuant to Section 2, and in all events not later than two and one-half months after the date the original Performance Period is scheduled to end, the Corporation shall deliver to the Grantee a number of shares of Common Stock (either by delivering one or more certificates for such shares or by entering such shares in book entry form, as determined by the Corporation in its discretion) equal to the number of Performance Shares subject to this Award that vest on the applicable vesting date, unless such Performance Shares terminate prior to the given vesting date pursuant to Section 6.  The Corporation’s obligation to deliver shares of Common Stock with respect to vested Performance Shares is subject to the condition precedent that the Grantee or other person entitled under the Plan to receive any shares with respect to the vested Performance Shares (a) deliver to the Corporation any representations or other documents or assurances required pursuant to Section 8.1 of the Plan and (b) make arrangements satisfactory to the Corporation to pay or otherwise satisfy the tax withholding requirements with respect to the vested Performance Shares.  The Grantee shall have no further rights with respect to any Performance Shares that are paid or that terminate pursuant to Section 6.

The Corporation has established a web – based system for managing Performance Share Awards.  Currently, UBS Financial Services, Inc. (“UBS”) manages Performance Share Awards.  In the event that the Grantee wishes to sell shares of Common Stock granted pursuant to a vested Performance Share Award, the Grantee must contact UBS either by logging on to the UBS OneSource website (http://www.ubs.com/onesource/qlgc) or by calling the UBS Call Center at 1-866-756-4421.  UBS will request from the Grantee information regarding the Common Stock to be sold and the order type.

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5.2Responsibility for Taxes.  The ultimate liability for any and all tax, social insurance and payroll tax withholding legally payable by an employee under applicable law (including without limitation laws of foreign jurisdictions) (“Tax-Related Items”) is and remains Grantee’s responsibility and liability and the Corporation (a) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including the grant or vesting of the Award and the subsequent sale of the shares of Common Stock subject to the Award; and (b) does not commit to structure the terms of the grant or any aspect of the Award to reduce or eliminate Grantee’s liability for Tax-Related Items.

Upon the granting of the Performance Share Award or the vesting or payment of shares of the Common Stock in respect of the Performance Share Award or any other event in respect of the Performance Share Award that triggers withholding obligations of the Corporation or its Subsidiaries, the Corporation shall have the right at its option to (a) require the Grantee to pay or provide for payment in cash of the amount of any taxes that the Corporation may be required to withhold with respect to such withholding event, or (b) deduct from any amount payable to the Grantee the amount of any taxes which the Corporation may be required to withhold with respect to such withholding event.  In any case where a tax is required to be withheld in connection with the Performance Share Award or the delivery of shares of Common Stock under this Performance Share Award Agreement, the Administrator may, in its sole discretion, direct the Corporation to reduce the number of shares subject to the Performance Share Award  or shares to be delivered pursuant to such Award by (or otherwise reacquire) the appropriate number of whole shares, valued at their then fair market value (with the “fair market value” of such shares determined in accordance with the applicable provisions of the Plan), to satisfy such withholding obligation at the minimum applicable withholding rates. Alternatively, or in addition, if permissible under local law, the Corporation may sell or arrange for the sale of shares of Common Stock that Grantee is due to acquire to meet the minimum withholding obligations for Tax-Related Items.  Finally, Grantee shall pay to the Corporation any amount of any Tax-Related Items that the Corporation may be required to withhold in connection with the Award that cannot be satisfied by the means previously described.

6.	Early Termination of Employment/Service.

The Grantee’s Performance Shares shall terminate to the extent such units have not become vested prior to the first date the Grantee is no longer employed by or providing services to the Corporation or one of its Subsidiaries, regardless of the reason for the termination of the Grantee’s employment or service with the Corporation or such Subsidiary, whether with or without cause, voluntarily or involuntarily.  If the Grantee is employed by or in service to a Subsidiary and that entity ceases to be a Subsidiary, such event shall be deemed to be a termination of employment or service of the Grantee for purposes of this Performance Share Award Agreement, unless the Grantee otherwise continues to be employed by or in service to the Corporation or another of its Subsidiaries following such event.  If any unvested Performance Shares are terminated hereunder, such Performance Shares shall automatically terminate and be cancelled as of the applicable termination date without payment of any consideration by the Corporation and without any other action by the Grantee, or the Grantee’s beneficiary or personal representative, as the case may be.  The Administrator shall be the sole judge of whether the Grantee continues to render employment or services for purposes of this Performance Share Award Agreement; provided, that the employment or service relationship shall not be considered terminated in the case of any statutory leave.

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7.	Change in Control.

7.1Change in Control Vesting.  Notwithstanding anything to the contrary in this Performance Share Award Agreement, including Exhibit A,  in the event of a Change in Control of the Corporation during the Performance Period (as defined in Exhibit A), the Performance Period shall end on the last trading day before the date the Change in Control transaction is completed and the number of earned Performance Shares for the Performance Period shall be determined in accordance with the provisions of Exhibit A.  Such number of earned Performance Shares shall vest on the vesting date provided in Section 2 of this Performance Share Award Agreement, subject to the Grantee’s continued employment or service through the vesting date (except as provided in Section 7.2 below in the case of a Qualifying Termination).  In the event the Award is not assumed by the acquiring or successor entity in the Change in Control and is accelerated pursuant to Section 7.2 of the Plan, such acceleration shall apply to the number of earned Performance Shares as determined under this paragraph (and not the target number of Performance Shares).  For purposes of this Performance Share Award Agreement, “Change in Control” and “Qualifying Termination” (and related defined terms included within those terms) shall have the same meaning as set forth in Exhibit B to this Performance Share Award Agreement.

7.2Change in Control.  Notwithstanding anything to the contrary in this Performance Share Award Agreement, if a Qualifying Termination of the Grantee’s employment or service occurs during the period beginning six (6) months before the Change in Control and ending twenty-four (24) months after the Change in Control, the Grantee is entitled to accelerated vesting of the Award on the date of such Qualifying Termination (or, if later, the date of the Change in Control), whether or not the Grantee is party to a Change in Control Severance Agreement with the Corporation. Such accelerated vesting shall apply to the number of earned Performance Shares determined as provided in Section 7.1 of this Performance Share Award Agreement (and not the target number of Performance Shares). In the event of a Qualifying Termination prior to the Change in Control, the Award, to the extent cancelled or otherwise terminated upon or prior to the Change in Control as provided herein, shall be reinstated to the extent necessary to give effect to the accelerated vesting provided in this paragraph.  Notwithstanding Section 5.1 of this Performance Share Award Agreement, Performance Shares that accelerate pursuant to a Qualifying Termination shall be paid as soon as practicable following (and in all events within sixty (60) days following) the Grantee’s termination of employment (or, in the case of a termination that occurs prior to the Change in Control, the date of the Change in Control), provided that if the applicable 60-day period spans two calendar years, the payment shall be made in the second of those two calendar years.

8.	Restrictions on Transfer.

Subject to applicable law, neither the Performance Share Award, nor any interest therein or amount or shares payable in respect thereof may be sold, assigned, transferred, pledged or otherwise disposed of, alienated or encumbered, either voluntarily or involuntarily.  The transfer restrictions in the preceding sentence shall not apply to (a) transfers to the Corporation, or (b) transfers by will or the laws of descent and distribution.

9.	Adjustment.

Upon the occurrence of certain events relating to the Corporation’s stock contemplated by Section 7.1 of the Plan, the Administrator shall make adjustments if appropriate in the number of Performance

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Shares then outstanding and the number and kind of securities that may be issued in respect of the Performance Share Award.

10.	Data Privacy Consent.

Grantee explicitly and unambiguously consents to the collection, use, transfer and processing, in electronic or other form, of Grantee’s personal data as described in this document by and among, as applicable, the Corporation or its affiliates (or their agents) for the exclusive purpose of implementing, administering and managing Grantee’s participation in the Plan.

Grantee further understands that the Corporation or its affiliates (or their agents) hold certain personal information about Grantee, including, but not limited to, Grantee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock held in the Corporation and details of all Awards or other entitlements to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in Grantee’s favor, for the purpose of implementing, administering and managing the Plan (“Data”).  Grantee understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in Grantee’s country, or elsewhere, and that the recipient’s country may not have the same level of data privacy laws and protections as Grantee’s country. Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Grantee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom Grantee may elect to deposit any shares of Common Stock acquired upon vesting of the Award.  Grantee understands that Data will be held only as long as is necessary to implement, administer and manage Grantee’s participation in the Plan.  Grantee understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or withdraw the consents herein by contacting the Corporation’s human resources department. Grantee understands that withdrawal of consent may affect Grantee’s ability to exercise or realize benefits from the Award.

11.	Nature of Grant.

In accepting the grant of the Award, Grantee acknowledges that: (i) the Plan is established voluntarily by the Corporation, it is discretionary in nature and it may be modified, suspended or terminated by the Corporation at any time, as provided in the Plan and these Terms; (ii) the grant of the Award is voluntary and occasional and does not create any contractual or other right to receive future grants of performance shares, or benefits in lieu of performance shares even if performance shares have been granted repeatedly in the past; (iii) all decisions with respect to future grants will be at the sole discretion of the Corporation; (iv) Grantee’s participation in the Plan shall not create a right to further employment or service and shall not interfere with the ability of the Corporation to terminate Grantee’s employment or service relationship at any time with or without cause  (subject to Grantee’s contract of employment or service, if one exists, and applicable law); (v) Grantee’s participation in the Plan is voluntary; (vi) in the event that Grantee is not an employee of the Corporation, the Award grant will not be interpreted to form an employment contract or relationship with the Corporation, and furthermore, the Award grant will not be interpreted to form an employment contract with the Corporation and any of its affiliates; (vii) the future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty; (viii) if Grantee vests in his or her Award and shares of Common Stock are no

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longer restricted, the value of those shares of Common Stock acquired upon vesting may increase or decrease in value, even below the price at which such Award was originally granted; and (ix) no claim or entitlement to compensation or damages arises from termination of the Award or diminution in value of the Award or shares of Common Stock acquired pursuant to the Award whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or employment or otherwise howsoever. Grantee irrevocably releases the Corporation and its affiliates from any such claim that may arise and Grantee shall not be entitled to any compensation or damages whatsoever or however described by reason of any termination, withdrawal or alteration of rights or expectations under the Plan.

12.	Clawback Policy.

Notwithstanding anything else contained herein or in the Plan to the contrary, but subject to applicable law, this Performance Share Agreement is subject to the Corporation’s clawback policy, as well as the “clawback” provisions of applicable law, rules and regulations, as each may be adopted and in effect from time to time (collectively, the “Clawback Policy”).  The provisions of the Clawback Policy are in addition to (and not in lieu of) any rights to repayment the Corporation may have under Section 304 of the Sarbanes-Oxley Act of 2002 and other applicable laws.

13.	Notices.

Any notice to be given under the terms of this Performance Share Award Agreement shall be in writing and addressed to the Corporation at its principal office to the attention of the Secretary, and to the Grantee at the address last reflected on the Corporation’s payroll records or at Grantee’s place of work, or at such other address as either party may hereafter designate in writing to the other.  Any such notice shall be delivered in person or by pre-paid post/mail shall be enclosed in a properly sealed envelope addressed as aforesaid.  Any such notice shall be given only when received, but if the Grantee is no longer employed by or in service to the Corporation, shall be deemed to have been duly given five business days after the date posted/mailed in accordance with the foregoing provisions of this Section 13.

14.	Plan.

The Award and all rights of the Grantee under this Performance Share Award Agreement are subject to the terms and conditions of the Plan, incorporated herein by this reference.  The Grantee agrees to be bound by the terms of the Plan and this Performance Share Award Agreement.  The Grantee acknowledges having read and understanding the Plan and this Performance Share Award Agreement.  Unless otherwise expressly provided in other sections of this Performance Share Award Agreement, provisions of the Plan that confer discretionary authority on the Board or the Administrator do not and shall not be deemed to create any rights in the Grantee unless such rights are expressly set forth herein or are otherwise in the sole discretion of the Board or the Administrator so conferred by appropriate action of the Board or the Administrator under the Plan after the date hereof.

15.	Entire Agreement.

This Performance Share Award Agreement and the Plan together constitute the entire agreement and supersede all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof.  The Plan and this Performance Share Award Agreement may be amended pursuant to Section 8.6 of the Plan.  Such amendment must be in writing and signed by the Corporation.

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The Corporation may, however, unilaterally waive any provision hereof in writing to the extent such waiver does not adversely affect the interests of the Grantee hereunder, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof.

16.	Governing Law.

This Performance Share Award Agreement shall be governed by and construed and enforced and executed in accordance with the laws of the State of Delaware without regard to conflict of law principles thereunder.

17.	Effect of this Agreement.

Subject to the Corporation’s right to terminate the Award pursuant to Section 7.2 of the Plan, this Performance Share Award Agreement shall be assumed by, be binding upon and inure to the benefit of any successor or successors to the Corporation.

18.	Limitation on Grantee’s Rights.

Participation in the Plan confers no rights or interests other than as herein provided.  This Performance Share Award Agreement creates only a contractual obligation on the part of the Corporation as to amounts payable and shall not be construed as creating a trust.  Neither the Plan nor any underlying program, in and of itself, has any assets.  The Grantee shall have only the rights of a general unsecured creditor of the Corporation with respect to amounts credited and benefits payable, if any, with respect to the Performance Shares, and rights no greater than the right to receive the Common Stock as a general unsecured creditor with respect to Performance Shares, as and when payable hereunder.

19.	Section Headings.

The section headings of this Performance Share Award Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

20.	Construction.

It is intended that the terms of the Award will not result in the imposition of any tax liability pursuant to Section 409A of the Code.  This Performance Share Award Agreement shall be construed and interpreted consistent with that intent.

21.	Acceptance.

In accepting the grant of the Award, Grantee acknowledges receipt of a copy of the Plan, the Grant Notice and these Terms.  Grantee has read and understands the terms and provisions thereof, and has accepted the Award subject to all terms and conditions of the Plan, the Grant Notice and these Terms.  Grantee acknowledges that there may be adverse tax consequences upon vesting of the Award or disposition of the shares of Common Stock acquired upon vesting of the Award and that Grantee should consult a tax adviser prior to such exercise or disposition.

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EXHIBIT A

The specific vesting requirements applicable to the award will be established at the time of grant

[Metric: QLogic Corporation (“QLogic”) TSR vs. NASDAQ Composite Index TSR over three-year period

o	Max of 200% of target number of Performance Shares set forth in Grant Notice

Percentage payout (of target number of Performance Shares) determined as follows:

Target performance (100%) = QLogic TSR equal to NASDAQ Composite Index TSR

Under performance = award reduced at 2.5 to 1 rate, subject to threshold

o	10 points of underperformance = 75% payment
o	20 points of underperformance = 50% payment
o	30 points of underperformance = 25% payment (Threshold)
o	>30 points of underperformance = 0% payment

Over performance = award increased at 2 to 1 rate

o	10 points of overperformance = 120% payment
o	20 points of overperformance = 140% payment
o	30 points of overperformance = 160% payment
o	40 points of overperformance = 180% payment
o	50 points of overperformance = 200% payment
o	>50 points of overperformance = 200% payment

Key Terms

o	Performance Period: Award Date through the third anniversary of the Award Date (subject to earlier termination on a Change in Control as provided in this Performance Share Award Agreement)
o	Measure performance (Total Shareholder Return: TSR) on a dividend reinvested basis
o	Nasdaq Composite Index: XCMP, or, if not available any substitute comparable index
o

Achievement measured using the average closing stock price for the 30 trading days immediately prior to the first day of the Performance Period and using the average closing stock price for the 30 trading days immediately prior to, and through, the last day of the Performance Period

o

Performance is measured (i) Percentage increase in QLogic over Performance Period minus (ii) Percentage Increase in the XCMP or substitute comparable index over the Performance Period.  (For example, if QLogic increased 30% and the XCMP or substitute comparable index increased 20%, it would equate to 10 points of over performance which would equal an MSU multiplier of 120% of target)

o	Payout percentage will be prorated for point performance between the levels stated above
o	Vesting on the later of (i) the third anniversary of the Award Date and (ii) Compensation Committee approval of the calculation of level of achievement for the Performance Period

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as provided in Section 2 above (such determination by the Compensation Committee to be made within two and one-half months after the end of the Performance Period), subject to the Grantee’s continued employment or service through the vesting date. If a Change in Control occurs and the Performance Period then in effect is shortened as provided in Section 7.1, the number of earned Performance Shares for such Performance Period will be determined based on the NASDAQ Composite TSR and the Corporation TSR as of such date; provided, however, that the Corporation’s TSR shall be determined based on the price established for a share of Corporation common stock in the Change in Control (as opposed to the average closing stock price for the 30 trading days preceding such date).]

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EXHIBIT B

Additional Definitions

Whenever used in this Performance Share Award Agreement, the below terms shall be defined as follows:

(a)	“Annual Bonus” means the Grantee’s annual incentive cash bonus opportunity.
(b)	“Base Salary” means the salary of record paid to the Grantee by the Company as annual salary (whether or not deferred), but excludes amounts received under incentive or other bonus plans.
(c)	“Board” means the Board of Directors of the Company.
(d)	“Cause” means the occurrence of any of the following:
(i)	the Grantee is convicted of, or has pled guilty or nolo contendere to, a felony (other than traffic related offenses or as a result of vicarious liability); or
(ii)	the Grantee has engaged in acts of fraud, material dishonesty or other acts of willful misconduct in the course of his or her duties to the Company; or
(iii)	the Grantee willfully and repeatedly fails to perform or uphold his or her duties to the Company; or
(iv)	the Grantee willfully fails to comply with reasonable directives of the Board which are communicated to him or her in writing;

provided, however, that no act or omission by the Grantee shall be deemed to be “willful” if the Grantee reasonably believed in good faith that such acts or omissions were in the best interests of the Company.

(e)	“Change in Control” means any of the following:
(i)

The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (1) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this clause (i), the following acquisitions shall not constitute a Change in Control; (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliate of the Company or a successor, (D) any acquisition by any entity pursuant to a transaction that complies with clauses (iii)(1), (2) and (3) below, and (E) any acquisition by a Person who owned more than 30% of either the Outstanding Company Common

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Stock or the Outstanding Company Voting Securities as of the Award Date or an affiliate of any such Person;
(ii)

A change in the Board or its members such that individuals who, as of the later of the Award Date or the date that is two years prior to such change (the later of such two dates is referred to as the “Measurement Date”), constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Measurement Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board (including for these purposes, the new members whose election or nomination was so approved, without counting the member and his or her predecessor twice) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii)

Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its Subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its Subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets directly or through one or more subsidiaries (a “Parent”)) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any entity resulting from such Business Combination or a Parent or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination or Parent) beneficially owns, directly or indirectly, 30% or more of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that the ownership in excess of 30% existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors or trustees of the entity resulting from such Business Combination or a Parent were members of the Incumbent Board (determined pursuant to clause (ii) above using the date that is the later of the Award Date or the date that is two years

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prior to the Business Combination as the Measurement Date) at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or
(iv)

Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company other than in the context of a transaction that does not constitute a Change in Control under clause (iii) above;

provided, however, that a transaction shall not constitute a Change in Control unless it is a “change in the ownership or effective control” of the Company, or a change “in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code.  Notwithstanding the foregoing, in no event shall a transaction or other event that occurred prior to the Award Date constitute a Change in Control.

(f)	“Company” means QLogic Corporation, a Delaware corporation, or any successor thereto.
(g)

“Disability” means disability as defined in the Company’s long-term disability plan in which the Grantee participates at the relevant time or, if the Grantee does not participate in a Company long-term disability plan at the relevant time, such term shall mean a “permanent and total disability” within the meaning of Section 22(e)(3) of the Code.

(h)	“Good Reason” means, without the Grantee’s express written consent, the occurrence of any one or more of the following:
(i)

A material reduction in the nature or status of the Grantee’s authorities, duties, and/or responsibilities (when such authorities, duties, and/or responsibilities are viewed in the aggregate) from their level in effect on the day immediately prior to the start of the Protected Period, other than an insubstantial and inadvertent act that is remedied by the Company promptly after receipt of notice thereof given by the Grantee.  The change in status of the Company from a publicly-traded company to a company the securities of which are not publicly-traded (including any related termination of the Company’s reporting obligations under the Exchange Act) shall not, in and of itself, constitute Good Reason or a material reduction in the nature or status of the Grantee’s authorities, duties, and/or responsibilities.

(ii)

A reduction by the Company in either the Grantee’s Base Salary or the Grantee’s Annual Bonus opportunity as in effect immediately prior to the start of the Protected Period or as the same shall be increased from time to time.

(iii)

A material reduction in the Grantee’s relative level of coverage and accruals under the Company’s employee benefit and/or retirement plans, policies, practices, or arrangements in which the Grantee participates immediately prior to the start of the Protected Period, both in terms of the amount of benefits provided, and amounts accrued.  For this purpose, the Company may eliminate and/or modify existing programs and coverage levels; provided, however, that the Grantee’s level of coverage under all such programs must be at least as great as is provided to other senior executives of the Company.

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(iv)

The failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform this Performance Share Award Agreement, in the same manner and to the same extent that the Company would be required to perform them if such succession had not taken place.

(v)

The Grantee is informed by the Company that his or her principal place of employment for the Company will be relocated to a location that is more than fifty (50) miles from his or her principal place of employment for the Company at the start of the corresponding Protected Period.

(vi)	A repudiation or breach by the Company or any successor company of any of the provisions of this Performance Share Award Agreement.

The Grantee’s right to terminate employment for Good Reason shall not be affected by the Grantee’s incapacity due to physical or mental illness.  The Grantee’s continued employment shall not constitute a consent to, or a waiver of rights with respect to, any circumstances constituting Good Reason herein; provided, however, that if the Grantee does not terminate employment and claim Good Reason for such termination within ninety (90) days after the Grantee has knowledge of an event or circumstance that would constitute Good Reason, then the Grantee shall be deemed to have waived his or her right to claim Good Reason as to that specific fact or circumstance (except that the event or circumstance may be considered for purposes of determining whether any subsequent, separate, event or circumstance constitutes Good Reason; for example, and without limitation, a reduction in the Grantee’s authorities that is deemed waived by operation of this clause may be considered for purposes of determining whether any subsequent reduction in the Grantee’s authorities (when taken into consideration with the first reduction) constitutes a “material reduction” in the nature or status of the Grantee’s authorities from their level in effect on the day immediately prior to the start of the Protected Period).  In addition, any such event or circumstance shall not constitute “Good Reason” unless both (x) the Grantee provides written notice to the Company of the event or circumstance claimed to constitute Good Reason within thirty (30) days of the initial existence of such event or circumstance , and (y) the Company fails to remedy such event or circumstance within thirty (30) days of receiving such written notice thereof.

(i)

“Protected Period” with respect to a Change in Control of the Company shall mean the period commencing on the date that is six (6) months prior to the date of such Change in Control and ending on the date of such Change in Control.

(j)

“Qualifying Termination” means the occurrence of any one or more of the following events within the Protected Period corresponding to a Change in Control of the Company, or within twenty-four (24) calendar months following the date of a Change in Control of the Company:

(i)	An involuntary termination of the Grantee’s employment by the Company for reasons other than Cause; or
(ii)	A voluntary termination of employment by the Grantee for Good Reason.

Revision October  2015

Notwithstanding anything else contained herein to the contrary, the Grantee’s termination of employment on account of reaching mandatory retirement age, as such age may be defined from time to time in policies adopted by the Company prior to the commencement of the Protected Period, and consistent with applicable law, shall not be a Qualifying Termination. In addition, termination of the Grantee’s employment due to the Grantee’s death or Disability, by the Company for Cause or by the Grantee other than for Good Reason do not constitute a Qualifying Termination.

Revision October  2015